Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122428, 333-124624, 333-149388, 333-158731, 333-175813, 333-197627, and 333-262705 on Form S-8 and Registration Statement Nos. 333-253047, and 333-257950 on Form S-3 of our reports dated February 16, 2023, relating to the financial statements of NorthWestern Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 16, 2023